CODE OF ETHICS

for

J.P. MORGAN PRIVATE INVESTMENTS INC.

December 2017

TABLE OF CONTENTS

1.	Summary		3

2.	Amendments to Prior Version		4

3.	Fiduciary Duties		4

4.	Personal Trading - Reporting Requirements		4

	4.1.	Background	4
	4.2.	Holdings Reports	4
	4.3.	Transaction Reports	5
	4.4.	Consolidated Report	6
	4.5.	Exceptions from Holdings and Transaction Reporting Requirements	6

5.	Personal Trading Policies and Procedures		6

	5.1.	Pre-approval of Certain Investments	6
	5.2.	Approved Broker Requirement	6
	5.3.	Blackout Provisions	7
	5.4.	Minimum Investment Holding Period and Market Timing Prohibition	7
	5.5.	Trade Reversals and Disciplinary Action	7

6.	Books and Records to be Maintained by Investment Advisers		7

7.	Privacy		8

8.	Anti-Corruption		8

9.	Conflicts of Interest		8

	9.1.	Trading in Securities of Clients	8
	9.2.	Trading in Securities of Suppliers	8
	9.3.	Value-Added Investors – Pre-clearance Requirements	9
	9.4.	Gifts	9
	9.5.	Entertainment	9
	9.6.	Political Contributions and Activities	9
	9.7.	Charitable Contributions	10
	9.8.	Outside Business Activities	10

10.	Training		10

11.	Defined Terms		10

1.	Summary

This Code has been adopted in accordance with Rule 204A-1 of the Advisers Act. Rule 204A-1 of the Advisers Act requires an investment adviser registered under Section 203 of the Advisers Act (such as JPMPI) to establish, maintain and enforce a written Code of Ethics that, at a minimum, includes:

1.	Standards of business conduct that are required of Supervised Persons and reflect the investment adviser’s fiduciary obligations to clients;

2.	Provisions requiring Supervised Persons to comply with applicable Federal Securities Laws;

3.	Provisions requiring all Access Persons to report their personal securities transactions and holdings periodically to the investment adviser for review;

4.

Provisions requiring Supervised Persons to report any violation of the Code promptly to the CCO, or to other persons designated in the Code and through the various reporting channels as provided in the How To Report A Violation page of the JPMC Code of Conduct intranet site; and

5.

Provisions requiring the investment adviser to provide Supervised Persons with a copy of this Code and any amendments, and requiring Supervised Persons to provide written acknowledgement of receipt of the Code and any amendments.

All JPMPI Supervised Persons are subject to the most current version of the Firmwide Code of Conduct. This Code may establish more stringent standards reflecting the fiduciary obligations of JPMPI and its Supervised Persons than those established under the Firmwide Code of Conduct. In the event that a difference exists between any of the policies and procedures of the Firmwide Code of Conduct and this Code, the more restrictive provision shall apply to JPMPI Supervised Persons. Except as expressly stated herein, the CCO may waive or grant exceptions to any requirement or standard established by this Code in any circumstances in which the CCO determines such waiver or exception is appropriate and consistent with Federal Securities Laws and other JPMC policies.

Supervised Persons are required to comply with the Code and other applicable policies and procedures. The rules, procedures, reporting and recordkeeping requirements set forth in the Code are hereby adopted and certified as reasonably necessary to prevent Supervised Persons from violating the provisions of the Code. Failure by a Supervised Person to comply with the Code may adversely impact JPMPI and may constitute a violation of Federal Securities Laws.

The Compliance Department shall provide the Code to all Supervised Persons on an annual basis. Receipt of the Code and its amendments shall be acknowledged in writing by the recipient. At least annually, Supervised Persons will be required to affirm their compliance with the Code. Books and records, including written acknowledgements and affirmations, are to be maintained by the Compliance Department. The forms of acknowledgment and affirmation shall be determined by the Compliance Department.

Disciplinary actions resulting from a violation of the Code will be administered in accordance with related guidelines governing disciplinary action and escalation with respect to Supervised Persons. All violations and disciplinary actions will be reported promptly by the Compliance Department to the employee’s group head and senior management.

Violations by Supervised Persons of the Code, the Firmwide Code of Conduct or any laws or regulations that relate to JPMPI’s operation of its business or any failure to cooperate with an internal investigation may result in disciplinary action up to and including immediate dismissal and/or termination of regulatory registration where applicable.

Annually, the Compliance Department conducts a review of the adequacy of the Code and the policies and procedures referenced herein. Any questions regarding the Code or its application should be directed to the Compliance Department.

2.	Amendments to Prior Version

The Code has been revised to further conform to JPMPI’s existing policies, procedures, and processes. Prior updates included revisions made in the Firmwide Code of Conduct aimed at reminding employees that they can report misconduct to the Code of Conduct Reporting Hotline even after they leave JPMC.

3.	Fiduciary Duties

It is the duty of all Supervised Persons to place the interests of Clients before their own personal interests at all times and to avoid any actual or potential conflicts of interest. Given the potential access to Proprietary and Client information that Supervised Persons may have, JPMPI and its Supervised Persons must avoid even the appearance of impropriety with respect to personal trading, which must be oriented toward investment rather than short-term or speculative trading. Supervised Persons must also comply with applicable Federal Securities Laws and promptly report any known or suspected violations of the Code to the Code of Conduct Reporting Hotline, the Compliance Department (which shall report any such violation promptly to the CCO) or through the various reporting channels as provided in the How To Report A Violation page of the JPMC Code of Conduct intranet site.

A Supervised Person’s reporting obligations do not prevent him or her from reporting to the government or regulators conduct that he or she believes to be in violation of law and it does not require notification to JPMPI prior to reporting to the government or regulators. JPMPI strictly prohibits intimidation or retaliation against anyone who makes a good faith report about a known or suspected violation of the Code, or any law or regulation.

Supervised Persons that meet the definition of Access Persons under this Code (as determined by the Compliance Department) are deemed Access Persons of JPMPI. Access Persons are subject to periodic reporting requirements related to personal trading. See Section 4 for details regarding reporting procedures.

4.	Personal Trading - Reporting Requirements

4.1.	Background

The Advisers Act requires that Access Persons periodically report their current holdings of, and transactions in, Reportable Securities. Subject to the exceptions set forth in Section 4.5, Access Persons must report personal holdings of Reportable Securities in the format designated by the Compliance Department. Reports are submitted via JPMC’s PATROL system on a GWM Access Persons Form. Access Persons will be notified via email to complete and submit the GWM Access Persons Form at the required times.

4.2.	Holdings Reports

Access Persons must submit to the Compliance Department holdings reports initially after becoming an Access Person and on a quarterly and annual basis, in the format designated by the Compliance Department. When submitting an initial holdings report, Access Persons must attach relevant account statements via JPMC’s PATROL system on a GWM Access Persons Form.

Under the Advisers Act, holdings reports must meet the following requirements:

a)	Content of Holdings Reports

Each holdings report must contain, at a minimum:

1)	Account Details

●

The name of any broker, dealer, introducing broker, retail foreign exchange dealer, mutual fund complex, or bank with which the Access Person maintains an Associated Account in which any Reportable Securities, including exchange-traded funds and mutual fund shares, are held for the Access Person’s direct or indirect benefit, as well as all pertinent Associated Account details (e.g., account title, account number, etc.); and

●

The title and type of Reportable Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any Beneficial Ownership.

2)	Submission Date

The date the Access Person submits the report to the Compliance Department.

b)	Submission of Holdings Reports

Access Persons must submit both an initial and annual holdings report within the time periods prescribed below:

1)	Initial Report

Must be submitted no later than 10 days after the person becomes an Access Person and the information must be current, and any account statements must be dated, as of a date no more than 45 days prior to the date the person becomes an Access Person.

2)	Annual Report

Must be submitted at least once each 12-month period after an initial submission is made, and the information must be current, and any account statements must be dated, as of a date no more than 45 days prior to the date the report was submitted; provided, however, that the Compliance Department may deem that annual account statements are not required due to electronic position reporting received from Approved Brokers.

4.3.	Transaction Reports

Access Persons may be required to submit to the Compliance Department securities transaction reports on a quarterly basis, in the form designated by the Compliance Department. Transaction reports are not required to be submitted for accounts maintained at Approved Brokers. See Section 4.5(c) and Section 5.2.

Under the Advisers Act, securities transaction reports must meet the following requirements:

a)	Content of Transaction Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any Beneficial Ownership:

1)

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3)	The price of the Reportable Security at which the transaction was effected;

4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

5)	The date the Access Person submits the report to the Compliance Department.

To the extent Access Persons are required to submit transaction reports (for accounts not maintained at Approved Brokers), Access Persons must attach relevant account statements via JPMC’s PATROL system on a GWM Access Persons Form.

b)	Timing of Transaction Reports

To the extent Access Persons are required to submit transaction reports (for accounts not maintained at Approved Brokers), each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter. The report must cover, at a minimum, all transactions in Reportable Securities during the quarter.

4.4.	Consolidated Report

At the discretion of the Compliance Department, the form of annual holdings report may be combined with the form of the concurrent quarterly transaction report, provided that such consolidated holdings and transaction report meets, at a minimum, the timing requirements of both such reports if submitted separately.

4.5.	Exceptions from Holdings and Transaction Reporting Requirements

An Access Person need not submit:

a)	Any holdings or transaction report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

b)	A transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

c)

A transaction report if the account is maintained at an Approved Broker, such that the report would duplicate information contained in broker trade confirmations or account statements that the Compliance Department receives no later than 30 days after the end of the applicable calendar quarter; and

d)	Any transaction report with respect to transactions in Reportable Funds.

5.	Personal Trading Policies and Procedures

All JPMPI Access Persons are subject to the Personal Account Dealing Policy - GIM (“RIA Policy”) with respect to certain personal trading requirements, limitations, restrictions and corrective actions described therein (including, without limitation, pre-approval requirements, designated broker requirements and blackout and holding periods).1 Each Access Person should carefully review the RIA Policy. Any questions regarding the RIA Policy or its application should be directed to the Compliance Department.

5.1.	Pre-approval of Certain Investments

Access Persons must obtain approval from the Compliance Department before directly or indirectly acquiring Beneficial Ownership in any Reportable Security, including initial public offerings and limited offerings. The RIA Policy sets forth the pre-clearance procedures as well as any exceptions to the pre-clearance requirement.

5.2.	Approved Broker Requirement

Any Associated Account, except as otherwise indicated in the RIA Policy, must be maintained with an Approved Broker, as provided under the RIA Policy. In addition, all members of the Manager Selection Team within the Managed Solutions & Strategies Team are also required to hold mutual fund only accounts at Approved Brokers.2 Manager Selection employees are also prohibited from trading in

1 Note that, while JPMPI Access Persons are subject to the RIA Policy, as employees of JPMPI affiliates, such individuals are also subject to the Personal Account Dealing Policy – Firmwide. To the extent any provision of the RIA Policy conflicts with the Personal Account Dealing Policy – Firmwide, the more restrictive provision will apply.

2 Access Persons other than Manager Selection Employees can hold mutual fund only accounts at non-Approved Brokers per the RIA Policy.

mutual funds that they know will be terminated or probated, until that decision has been publically communicated.

5.3.	Blackout Provisions

The personal trading and investment activities of Access Persons are subject to particular scrutiny due to the fiduciary nature of JPMPI’s advisory business. Specifically, JPMPI must avoid even the appearance that its Access Persons conduct personal transactions in a manner that conflicts with JPMPI’s investment activities on behalf of Clients. Accordingly, Access Persons may be restricted from conducting personal investment transactions during certain periods (called “Blackout Periods”), and may be instructed to reverse previously completed personal investment transactions, as set forth under the RIA Policy. Additionally, the Compliance Department may restrict the personal trading activity of any Access Person if it is determined that such activity has the appearance of violating the intent of the blackout provision or is deemed to present a possible conflict of interest.

5.4.	Minimum Investment Holding Period and Market Timing Prohibition

As set forth under the RIA Policy, Access Persons are subject to a minimum holding period for all transactions in Reportable Securities and Reportable Funds.

Access Persons are not permitted to conduct transactions for the purpose of market timing in any Reportable Security or Reportable Fund. Market timing is defined as an investment strategy using frequent purchases, redemptions, and/or exchanges in an attempt to profit from short-term market movements.

Please see the RIA Policy for further details on transactions covered or exempted from the minimum investment holding period.

5.5.	Trade Reversals and Disciplinary Action

Transactions by Access Persons are subject to reversal due to a conflict (or appearance of a conflict) with JPMPI’s fiduciary responsibility or a violation of the Code or the RIA Policy. Such a reversal may be required even for a pre-cleared transaction that results in an inadvertent conflict or a breach of Blackout Period requirements under the RIA Policy.

Material violations by Access Persons of the RIA Policy will require the Group Head (Managing Director level) and Human Resources to have a meeting with the Access Person and to document the meeting specifics in the Access Person’s personnel file. The Access Person will be required to acknowledge in writing the material nature of the violation and that he/she will be compliant going forward. The written acknowledgement, signed by the Access Person, Group Head and Human Resources, will be returned to the Compliance Department for recordkeeping.

There will be a mandated suspension of personal trading privileges for six months for all material violations of the RIA Policy. The Compliance Department and the Group Head may allow transactions for hardship reasons, but require documentation for pre-clearance.

An Access Person’s receipt of a material violation may be considered when determining the Access Person’s annual compensation and promotion.

6.	Books and Records to be Maintained by Investment Advisers

The Compliance Department is responsible for maintaining the following records in accordance with the Record Retention Policy – Firmwide:

a)	A copy of this Code and any other code of ethics adopted by JPMPI pursuant to Rule 204A-1 that is in effect or has been in effect at any time within the past five years;

b)	A record of any violation of the Code, and any action taken as a result of that violation;

c)	A record of all written acknowledgments for each person who is currently, or within the past five years was, a Supervised Person of JPMPI;

d)	A record of each report made by an Access Person required under the Reporting Requirements;

e)	A record of the names of persons who are currently, or within the past five years were, Access Persons;

f)

A record of any decision, and the reasons supporting the decision, to approve the acquisition or sale of securities by Access Persons under the Personal Account Dealing Policy – Firmwide and/or the RIA Policy. Pre-approval records of certain investments will be maintained for at least five years after the end of the fiscal year in which the approval is granted; and

g)	Any other such record as may be required under this Code, the Personal Account Dealing Policy – Firmwide and/or the RIA Policy.

7.	Privacy

Supervised Persons have a responsibility to protect the confidentiality of information related to Clients. This responsibility may be imposed by law, may arise out of agreements with Clients, or may be based on policies or practices adopted by JPMPI. Certain jurisdictions have regulations relating specifically to the privacy of individuals and/or business and institutional customers. All business units and geographic areas within JPMC are subject to the JPMC Privacy Policy – Firmwide.

The restriction on disclosing confidential information is not intended to prevent Supervised Persons from reporting to the government or a regulator any conduct a Supervised Person believes to be in violation of the law, or from responding truthfully to questions or requests from the government, a regulator or in a court of law.

8.	Anti-Corruption

JPMPI and its Supervised Persons must comply with all provisions under the Bank Secrecy Act, the USA Patriot Act and all other applicable Federal Securities Laws, as well as JPMC’s Anti-Corruption Policy –Firmwide and JPMC’s Anti-Money Laundering Policy – Firmwide, which address these risks.

9.	Conflicts of Interest

With regard to each of the following restrictions, more detailed guidelines may be found under the applicable JPMPI policy and/or the Firmwide Code of Conduct.

9.1.	Trading in Securities of Clients

Supervised Persons shall not transact in any securities of a Client with which the Supervised Person has or recently had significant dealings or responsibility on behalf of JPMPI if such investment could be perceived as effected based on confidential information, including material non-public information.

9.2.	Trading in Securities of Suppliers

Supervised Persons in possession of information regarding, or directly involved in negotiating, a contract material to a supplier of JPMPI may not invest in the securities of such supplier. If you own the securities of a company with which we are dealing and you are asked to represent JPMC in such dealings you must:

a)	Disclose this fact to your department head and the Compliance Department; and

b)	Obtain prior approval from the Compliance Department before selling such securities.

9.3.	Value-Added Investors – Pre-clearance Requirements

Prior to any telephone calls, video, or in-person meetings between a Supervised Person and a Value-Added Investor to discuss his/her personal investment (or prospective investment) in Reportable Funds, the Supervised Person must obtain preclearance from the Compliance Department. In order to obtain preclearance approval, the following information must be provided to the Compliance Department prior to the meeting:

a)	Date and place of meeting;

b)	Name of the Value-Added Investor, his/her employer, and job title;

c)	Name of the Reportable Fund in which the Value-Added Investor has invested or may invest;

d)	Names of all JPMC employees in attendance at the meeting and job titles; and

e)	Purpose of the meeting.

The Compliance Department will respond via email and monitor that appropriate controls are instituted.

9.4.	Gifts

A conflict of interest occurs when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to JPMPI and its Clients. Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or JPMPI. Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a Client feel beholden to JPMPI or the Supervised Person. Guidelines that are more specific are set forth under the Firmwide Code of Conduct and the Code of Conduct – Wealth Management Gifts and Entertainment Supplement. Supervised Persons are required to log all gifts subject to reporting for approval in accordance with the foregoing policy and any violations of the policy are subject to guidelines governing disciplinary action and escalation with regard to Supervised Persons.

9.5.	Entertainment

No Supervised Person may provide or accept extravagant or excessive entertainment to or from a Client, prospective client, or any person or entity that does or seeks to do business with or on behalf of JPMPI. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present, and only to the extent that such entertainment is permissible under the Firmwide Code of Conduct and the Code of Conduct - 1 Wealth Management Gifts and Entertainment Supplement.

9.6.	Political Contributions and Activities

JPMC has a strict policy that forbids political contributions made on behalf of JPMC unless pre-approved. In accordance with Advisers Act Rule 206(4)-5, Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Supervised Persons are prohibited from considering JPMPI’s current or anticipated business relationships as a factor in making political or charitable donations. Additional requirements, restrictions, and other disclosures regarding all political activities are described under the Firmwide Code of Conduct and the Political Contributions Policy. Supervised Persons should ensure compliance with these and any other applicable policies before directly or indirectly:

●	making or soliciting political contributions or other payments to government officials, political action committees or state or local parties; or

●	paying or agreeing to pay, or causing JPMPI to pay or agree to pay, anyone to solicit government entities to invest in the Unregistered Funds or Registered Funds.

Supervised Persons are also required to report to their supervisor any contact or anticipated contact or client-facing activities with government entities.

9.7.	Charitable Contributions

Charitable contributions made on behalf of JPMC must adhere to the Firmwide Code of Conduct.

9.8.	Outside Business Activities

A Supervised Person’s outside activities must not reflect adversely on JPMPI or give rise to a real or apparent conflict of interest with the Supervised Person’s duties to JPMPI or its Clients. Supervised Persons must be aware of potential conflicts of interest and be aware that they may be asked to discontinue any outside activity if a potential conflict arises. Supervised Persons may not, directly or indirectly:

a)	Accept a business opportunity from someone doing business or seeking to do business with JPMPI that is made available to the Supervised Person because of the individual’s position with JPMPI;

b)	Take for oneself a business opportunity belonging to JPMPI; or

c)	Engage in a business opportunity that competes with any of JPMPI’s businesses.

More specific guidelines are set forth under the Firmwide Code of Conduct and the Outside Activity & Second Job Policy – Firmwide.

If any material change in relevant circumstances occurs, Supervised Persons must seek clearance for a previously approved activity. A material change may arise from a change in your job or association with JPMPI or in your role with respect to that activity or organization. Supervised Persons are required to be continually alert to any real or apparent conflicts of interest with respect to investment management activities and promptly disclose any such conflicts to the Compliance Department. Supervised Persons must also notify the Compliance Department when any approved outside activity terminates.

Regardless of whether an activity is specifically addressed under the Firmwide Code of Conduct, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of JPMPI.

10.	Training

All Supervised Persons, as employees of JPMC, are required to take several training courses given each year by the Compliance Department (e.g., AML, Privacy, and Code of Conduct). In addition, upon notification by the Compliance Department, Supervised Persons are required to attend periodic training related to JPMPI given by the Compliance Department.

Failure to attend and/or complete required training courses will be subject to guidelines governing disciplinary action and escalation with regard to Supervised Persons.

11.	Defined Terms

Access Persons	(1) Any director or officer of JPMPI; and

(2) Any Supervised Person, and any other individual designated by JPMPI’s CCO (or a properly authorized designee) who:

● has access to non-public information regarding the purchase or sale of securities for any Client;

● is involved in making securities recommendations to, or investment decisions on behalf of, Clients; or

● directly provides or is directly involved in providing investment advice to Clients

Advisers Act	Investment Advisers Act of 1940, as amended

Approved Broker	Any broker on the list of “Approved Brokers” as set forth under the Personal Account Dealing Policy - GIM

Associated Account

An account in the name of or for the direct or indirect benefit of a Supervised Person or a Supervised Person’s spouse, domestic partner, minor children and any other person for whom the Supervised Person provides significant financial support, as well as to any other account over which the Supervised Person or any of these other persons exercise investment discretion, regardless of beneficial interest. Excluded from Associated Accounts are any 401(k) and deferred compensation plan accounts for which the Supervised Person has no investment discretion

Automatic Investment Plan

A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan

Beneficial Ownership

Any interest held directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, or any pecuniary interest in equity securities held or shared directly or indirectly, subject to the terms and conditions set forth under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934

CCO	Chief Compliance Officer of JPMPI or his or her delegate

Client	Any entity (e.g., person, corporation or collective investment vehicle such as an Unregistered Fund or Registered Fund) for which JPMPI provides advisory services or has a fiduciary responsibility.

Code	This JPMPI Code of Ethics

Federal Securities Laws

The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act (1999), any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury, each as may be amended and/or restated from time to time

Initial Public Offering

An offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended

JPMC	J.P. Morgan Chase & Co.

JPMPI	J.P. Morgan Private Investments Inc., a Delaware corporation

Limited Offering	Is an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 thereunder

Personal Account Dealing Policy – Firmwide	Is the most recent JPMC (i) Personal Account Dealing Policy – Firmwide and (ii) Personal Account Dealing: Supplemental Policy Guidance and FAQ, each as may be amended and/or restated from time to time

Personal Account Dealing Policy – GIM	The most recent Personal Account Dealing – Global Investment Management policy, as may be amended and/or restated from time to time

Political Contributions Policy	The Political Contributions and Political Activities Policy – WM Registered Investment Advisers, as amended and/or restated from time to time, and the procedures thereunder

Proprietary	Within the context of this Code is: (1) any research conducted by JPMPI or its affiliates;

(2) any non-public information pertaining to JPMPI or its affiliates; or (3) all Reportable Funds

Registered Fund	Any investment company registered as such under the Investment Company Act of 1940, as amended

Reportable Fund	Any Registered Fund or Unregistered Fund for which JPMPI or an affiliate acts as investment adviser, subadviser or principal underwriter

Reportable Security

A security as defined under Section 202(a)(18) of the Advisers Act held for the direct or indirect benefit of an Access Person, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit -sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Excluded from this definition are:

1)  Direct obligations of the Government of the United States;

2)  Shares issued by money market funds;

3)  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

4)  Shares issued by open-end funds other than Reportable Funds

SEC	Securities and Exchange Commission

Supervised Persons

Employees of JPMPI affiliates who perform activities or services for JPMPI that are typically provided by employees of a registered investment adviser (other than administrative or clerical services). JPMPI’s Supervised Persons also include: any director, officer, partner or member of JPMPI (or other persons occupying a similar status or performing similar functions) and any other person who provides advice on behalf of JPMPI and is subject to JPMPI’s supervision and control

Unregistered Fund	Any collective investment vehicle that would be an investment company as defined under the Investment Company Act of 1940, as amended, but for Sections 3(c)(1) or 3(c)(7) thereof

Value-Added Investor

An executive level officer (i.e., president, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Partner) or director of a company, who, due to the nature of his/her position, may obtain material, non-public information